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                                                                    Exhibit 10.5


                              EMPLOYMENT AGREEMENT

                  THIS AGREEMENT is made by and between WILSON GREATBATCH LTD., a New York corporation, with an office at 10,000 Wehrle Drive, Clarence, New York 14031 (the "Corporation") and EDWARD F. VOBORIL, residing at 33 Four Winds Way, Snyder, New York 14226 (the "Executive").

                  INTRODUCTORY STATEMENT. The Executive has previously served as President and Chief Executive Officer of the Corporation under an employment agreement dated January 1, 1992 and a written extension thereof dated January 25, 1997. After all payments are made under tacit agreement and extension, that agreement and extension are cancelled and superseded in their entirety by this Agreement, and this Agreement satisfies the condition of Section 7.5(f) of the Stock Purchase Agreement between WGL Holdings, Inc. and the Corporation (the "Stock Purchase Agreement"). The Corporation desires to secure the future services of the Executive as President, Chief Executive Officer, and Chairman of the Board of the Corporation, and the Executive desires to accept such employment upon the terms and conditions contained in this Agreement. Therefore, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

                  1.       TERM OF EMPLOYMENT.
                           ------------------

                  1.1 INITIAL TERM. Subject to the terms and conditions, set forth in this Agreement, the Corporation hereby agrees to employ the Executive for a period beginning on the Effective Date of this Agreement and ending on June 30, 2000, or until earlier terminated as provided herein.

                  1.2 EFFECTIVE DATE. Fur purposes of this Agreement, the term "Effective Date" shall mean the Closing Date (as defined in the Stock Purchase Agreement). It is the intention of the parties that this Agreement be executed prior to the Closing Date (as defined, in the Stock Purchase Agreement), and be held in escrow and become effective upon


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consummation of the transaction described in the Stock Purchase Agreement (the
"Acquisition"), and the Executive's acquisition of 285,000 shares of common stock of WGL Holdings, Inc. for an aggregate purchase price of $285,000 simultaneous with such consummation. The parties agree that the Corporation shall implement an equity plan for benefit of the Executive and other members of the Corporation's management on the terms outlined in Exhibit A, which shall be attached hereto and made a part hereof.

                  1.3 EXTENSIONS. The Agreement shall be automatically extended for additional one-year periods beyond the existing term of the Agreement (subject to written modifications acceptable to both parties), unless either the Corporation or the Executive gives timely notice to the other party that the term of the Agreement shall not be so extended. Notice under this Section, whether given by the Corporation or the Executive, shall be given in writing and must be delivered not later than twelve (12) months prior to the date (including extensions) the Agreement would otherwise terminate.

                  2.       EMPLOYMENT; DUTIES.
                           ------------------

                  Subject to the formal election by the Board of Directors in the exercise of its judgment, the Corporation does hereby employ the Executive, and the Executive does hereby accept employment by the Corporation, as President, Chief Executive Officer, and Chairman of the Board of the Corporation. As an executive officer of the Corporation, the Executive shall perform his duties and discharge his responsibilities in accordance with the by-laws of the Corporation and as the Board of Directors of the Corporation shall from time to time reasonably direct recognizing the nature and scope of the Executive's employment. Subject to yearly election by the Board of Directors, it is contemplated that the Executive will continue to be elected to the position of President, Chief Executive Officer, and Chairman of the Board of the Corporation during the term of this Agreement.


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                  The Executive agrees to perform his duties and discharge his responsibilities in a faithful manner and to the best of his ability. The Executive agrees to devote his full business time and attention to the supervision and conduct of the business and affairs of the Corporation and to faithfully and to the best of his ability promote the interests of the Corporation. The Executive further agrees that he will engage in no outside business concerns or activities, and shall not accept other gainful employment, without the Corporation's written consent. The Corporation hereby acknowledges and consents to the Executive continuing as a Member of the Board of Directors of Analogic, Inc. and a Member of the Board of Directors and other membership related activities of HIMA and HCIA.

                  3.       COMPENSATION AND OTHER BENEFITS.
                           -------------------------------

                  3.1 BASE SALARY. So long as the Executive is employed by the Corporation pursuant to this Agreement, the Corporation agrees that the Executive shall receive a base salary earned and payable in bi-weekly installments. As of the Effective Date of this Agreement, the base salary is $285,000 per year.

                  The Compensation Committee of the Board of Directors (the "Compensation Committee"), with the concurrence of the Board of Directors, shall in good faith review the performance and salary of the Executive on an annual basis, and shall consider appropriate increases in such salary based on the successful achievement of agreed upon operating objectives. Such review shall be made as soon as practicable after the audited financial statements of the Corporation for the past year are available, and any salary increase authorized by the Compensation Committee shall be effective at the time specified by the Committee.


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                  Notwithstanding the foregoing, for years after 1997, the
Executive's base salary may, at the discretion of the Compensation Committee of the Board of Directors, be increased annually by an amount that is at least equal to the cost of living increase as determined by the Compensation Committee.

                  3.2 ANNUAL BONUS. For each year, including 1997, the Executive shall be entitled to a bonus targeted at 75% of the base salary paid to the Executive under this Agreement during the year if the Corporation achieves the target earnings before income tax, depreciation and amortization ("Target EBITDA"). The annual Target EBITDA shall be determined for all years, including 1997, by agreement between the Executive and the Compensation Committee. The Target EBITDA for each year generally shall be as reflected in the annual budget of the Corporation.

                  For purposes of computing and paying the annual bonus, the following rules, shall apply:

                       (a) FLOOR EBITDA. In addition to the annual Target EBITDA, the Executive and the Compensation Committee shall agree upon the minimum amount of earnings before income tax, depreciation and amortization ("Floor EBITDA") required for the Executive to receive any annual bonus for the year. The Floor EBITDA for each year generally shall be as reflected in the annual budget of the Corporation.

                       (b) DETERMINING TARGET AND FLOOR EBITDAS. The Target and Floor EBITDAs agreed upon by the parties shall be determined after deducting all profit sharing and compensation payments, including payment of the Executive's bonus payment due under this Agreement. The Target and Floor EBITDAs for any year shall be further adjusted for any future recapitalization, stock split, merger or acquisition, or any other unusual or extraordinary item that would require adjustment of the EBITDA. For purposes of


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calculating the annual bonus, (1) all calculations shall be based on the annual audited financial statements of the Corporation, (ii) all items shall be classified consistently from year to year and from target amounts to actual amounts, and (iii) the Compensation Committee shall make appropriate adjustments for extraordinary items as described above.

                       (c) EBITDA CALCULATIONS. For purposes of the 1997 annual bonus, the 1997 Target and Floor EBITDAs for the 1997 year, as defined in (h) below, shall be determined in good faith by agreement of the parties to this Agreement and such determination shall be made by disregarding all items related to the Acquisition, including without limitation, change-in-control payments and any other one-time or other extraordinary compensation amounts payable to the Executive and others in connection with the Acquisition.

                       (d) BONUS AMOUNT. If the Floor EBITDA for any year is achieved, the annual bonus will equal 50% of actual base salary paid to the Executive under this Agreement for such year. If the Target EBITDA for any year is achieved, the annual bonus will equal 75% of base salary paid to the Executive under this Agreement for such year. If the actual EBITDA for the year in greater than the Floor EBITDA, but less than the Target EBITDA for the year the annual bonus amount for such year will be extrapolated accordingly. If the actual EBITDA for the year is less than the Floor EBITDA, the Executive shall not receive any annual bonus for such year. If the actual EBITDA for the Year is greater than the Target EBITDA, then the annual bonus amount will be increased from 75% of base salary by one percent of base salary for each $100,000 by which the actual EBITDA is greater than the Target EBITDA.

                  Notwithstanding the foregoing, the bonus amount for the 1997 year shall be determined by taking into account only that base salary paid to the Executive under this Agreement during the 1997 year.


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                       (e) COMPUTATION OF BONUS AMOUNT. Computation of the
annual bonus shall be made by the Compensation Committee. The determination of the Compensation Committee shall be final and conclusive.

                       (f) TIME OF BONUS PAYMENT. The annual bonus shall be paid to the Executive within 30 calendar days after the receipt of the annual audited financial statements of the Corporation.


                       (g) FORM OF BONUS PAYMENT. The annual bonus shall be paid to the Executive in the form of a lump sum payment. The Executive, however, shall have the option to defer payment of all or a portion of the annual bonus by entering into a written deferral agreement prior to the date the annual bonus is payable. Any annual bonus, or portion thereof, that is deferred by the Executive shall be contributed to, and held in, a rabbi trust established by the Corporation. The Corporation shall reasonably agree to the terms and conditions for the deferred payment of the annual bonuses. Such terms and conditions, including the length of the deferral and the method of paying the deferred amounts, shall be set forth in a deferral agreement executed by the Executive and the Corporation. To the extent permitted by law, the assets of the rabbi trust shall be invested at the discretion of the Executive, and may not be invested in stock of the Corporation.

                       (h) YEAR. For purposes of this Section, the term "year" means the calendar year. Notwithstanding the preceding, the "1997 year" shall be the period beginning on the Effective Date and ending on December 31, 1997.

                  3.3 OTHER BENEFITS. During the term of the Executive's employment under this Agreement, the Executive shall receive the fringe benefits provided for the executive officers of the Corporation that may be authorized from time to time by the Board of


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                                      -7-

Directors of the Corporation in its sole discretion, including, but not limited to, the following:

                       (a) LIFE INSURANCE. The Corporation shall provide and maintain, at the Corporation's sole expense, term life insurance with a total face value of not less than $250,000 on the life of the Executive. The death beneficiary with respect to such term life insurance shall be the person designated by the Executive in his sole discretion. This amount includes (and is not in addition to) any insurance that may be provided generally to executive officers. The Corporation will also endeavor to obtain from the life insurance carrier the option to purchase, at the Executive's sole option and expense, supplemental life insurance coverage or life insurance covering his dependents at favorable rates to be determined in advance by the carrier.

                       (b) FINANCIAL PLANNER. Every year, including 1997, the Corporation shall reimburse the Executive for the reasonable fees and expenses, not to exceed $5,000, for services rendered by a financial planner selected by the Executive, in his sole discretion. In addition to any reimbursements payable to the Executive under this paragraph, the Executive shall receive an additional payment (a "Gross-Up Payment") in an amount such that after Payment by the Executive of all taxes imposed on the reimbursement and the Gross-Up Payment, the Executive retains an amount of the reimbursement and Gross-Up Payment equal to the reimbursement payable to the Executive under this paragraph.

                       (c) AUTOMOBILE. The Corporation shall pay the costs of leasing to the Executive a Ford Expedition equipped with all options and features selected by the Executive, including the Eddie Bauer options package, or, at the Executive's option, the equivalent thereof. In addition, the Executive shall have the right of first refusal to purchase the vehicle for the buy-out price stated in the lease at the end of the three-year term.


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                       (d) VACATION. The Executive shall be entitled to a total
of 160 hours of vacation in each calendar year, at such times as shall be agreed upon by the Corporation and the Executive and subject to the Corporation's generally applicable procedures on carryover and accrual. These hours include (and are not in addition to) any vacation time that may be provided generally to executive officers.

                       (e) DISABILITY. The Corporation shall reimburse the Executive for any premiums paid by the Executive, whether for an individual or group Policy maintained by the Corporation or for an individual policy selected and maintained by the Executive or a combination thereof, for disability insurance that provides the Executive with after-tax disability income equal to 50% of his base salary in effect at the time of a disability. In addition to any reimbursement payable to the Executive under this paragraph, the Executive shall receive a Gross-Up Payment, the amount of which shall be determined in the same manner as described in paragraph (b). Notwithstanding the foregoing, (1) the Corporation shall not be required to reimburse the Executive for any premiums paid by the Executive with respect to any disability insurance policy purchased after the Effective Date, unless (i) the Executive passes any physical examination required for such policy, and (ii) such policy provides for "any occupation coverage," and (2) the Corporation shall reimburse the Executive, in the case of any Executive-maintained policy described above, only to the extent of premiums related to an amount equal to (i) the after-tax 50% level described above less (ii) the after-tax percentage level provided in a policy or policies maintained by the Corporation.

                  3.4 WITHHOLDING. The Corporation shall deduct or withhold from salary payments, and from all other payments made to the Executive pursuant to this Agreement, all amounts which may be required to be deducted or withheld under any applicable law now in effect or which may become effective during the term of this Agreement (including but not limited to Social Security contributions and income tax withholdings).


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                  4.       REIMBURSEMENT FOR EXPENSES.
                           --------------------------

                  The Corporation shall reimburse the Executive for expenses which the Executive may from time to time reasonably incur on behalf of and at the request of the Corporation in the performance of his responsibilities and duties under this Agreement, provided that the Executive shall be expected to exercise reasonable and prudent expense control practices which are subject to audit by a designated representative of the Compensation Committee.

                  5.       DEATH OR PERMANENT DISABILITY OF EXECUTIVE.
                           ------------------------------------------

                  5.1 BENEFITS. If the Executive dies or becomes permanently disabled during the term of this Agreement, the Corporation shall pay to the Executive's spouse, if surviving, or legal representatives, in the case of the Executive's death, or to the Executive, in the case of the Executive's permanent disability, the following compensation and benefits:

                       (a) SALARY CONTINUATION. The Corporation shall continue to pay the base salary at the same rate and in the same manner as in effect at the time the Executive dies or becomes permanently disabled, for the balance of the term of this Agreement (including any one-year extensions under Section 1.3 that have commenced at the time of such death or disability). If the Executive dies after becoming permanently disabled and while payments are being made under this subsection, the remaining payments shall be made to the Executive's spouse, if surviving, or legal representatives.

                       (b) ANNUAL BONUS. The annual bonus payable pursuant to
Section 3.2 shall be calculated at the end of the year in which the Executive dies or becomes permanently disabled, as the case may be, and a fraction of such bonus shall be payable to the Executive's spouse, if surviving, or legal representatives in, the case of the Executive's


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death, or to the Executive, in the case of the Executive becoming permanently disabled. For purposes of this paragraph, the fraction generally shall be determined using a numerator equal to the number of days that elapse from, and including, January 1 of the year in which the Executive dies or becomes permanently disabled until, and including, the date of death or such disability, as the case may be, and a denominator equal to 365. If the Executive dies or is permanently disabled during the 1997 year, the numerator shall be equal to the number of days that elapse from, and including, the Effective Date until, and including, the date of such death or disability, and the denominator shall be equal to the number of days in the 1997 year.

                       (c) STOCK OPTIONS/CORPORATION STOCK. Any and all stock options granted to the Executive with respect to which he is not yet vested on the date he dies or becomes permanently disabled, as the case may be, shall be forfeited and canceled. If the Executive dies or becomes permanently disabled prior to a Qualified IPO, for a period of twelve (12) months after such death or disability, the Corporation shall have the right, but not the obligation, to purchase (i) any and all shares of capital stock of the Corporation, owned or previously owned by the Executive or his assignee, and (ii) any and all stock options granted to the Executive in which he is vested on the date he dies or becomes permanently disabled, at the Fair Market Value for such shares or options on the date the Executive dies or becomes permanently disabled.

                  5.2 "PERMANENTLY DISABLED." For purposes of this Agreement, the Executive shall be "permanently disabled" if he is determined to be permanently disabled for Purposes of any disability insurance policy maintained by the Corporation that covers the Executive. If the Corporation maintains no such policy, the Executive shall be "permanently disabled" if he has a disability because of which the Executive is physically or mentally unable to substantially perform his regular duties as President, Chief Executive Officer or Chairman of the Board of the Corporation for a sufficiently long period of time such that the


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business of the Corporation could be materially adversely affected. Any question as to the existence, extent or potentiality of disability of the Executive upon which the Executive and the Corporation cannot agree shall be determined by a qualified independent physician jointly selected by the Executive and the Corporation (or if the Executive is unable to make such a selection, it shall be made by an adult member of his immediate family). The determination of such physician, made in writing to the Corporation and to the Executive, shall be final and conclusive for all purposes of this Agreement. In the event the Executive is permanently disabled, the Executive shall cease to be employed on the last day of the month in which the Executive's disability is determined by written agreement of the Executive and the Corporation, or the written determination of a physician, as the case may be.

                  6.       TERMINATION OF EMPLOYMENT.
                           -------------------------

                  6.1 TERMINATION WITHOUT CAUSE. If, at any time prior to termination of this Agreement other than for cause (as defined in Section 6.4), the Corporation terminates the Executive's employment, the Corporation shall provide the Executive with the following payments and benefits:

                       (a) SALARY. A lump sum payment, within thirty (30) days of such termination, in an amount equal to the greater of (i) $285,000, or (ii) the Executive's annual base salary in effect under Section 3.1 on the date of his termination.

                       (b) ANNUAL BONUS. An annual bonus for the calendar year in which termination occurs in an amount equal to 75% of the Executive's base salary in effect at the time of termination, payable without regard to the actual performance of the Corporation for that year, and payable following the end of such year the time it would normally be paid.


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                       (c) OPTIONS/CORPORATION STOCK. Any and all stock options
granted to the Executive with respect to which he is not yet vested on the date of his termination under this Section shall be forfeited and canceled (except that if such termination occurs during the initial term of employment ending June 30, 2000, any remaining performance options shall be vested (without regard to any Super Performance options, which will be canceled) in the same proportion that options theretofore subject to vesting have actually been vested, up to 100% thereof annually).

                  If the termination occurs prior to a Qualified IPO, for a period of twelve (12) months after the date of the Executive's termination, the Corporation shall have the right, and the Executive shall have the right to require the Corporation, to purchase from the Executive (i) all shares of capital stock of the Corporation owned or previously owned by the Executive or his assignee, and (ii) any and all stock options granted to the Executive with respect to which he is vested on the date of his termination (including without limitation those options vested in connection with the termination), at the Fair Market Value for such shares and options. If the Corporation exercises its right to purchase such shares and options from the Executive, the purchase price shall be paid to the Executive in a single lump sum cash payment. If the Executive exercises his right to require the Corporation to purchase such shares and options, payment shall be made in three equal annual installments on the first, second and third anniversaries of the Executive's termination.

                  6.2      TERMINATION WITH GOOD REASON.

                       (a) REDUCTION IN DUTIES/COMPENSATION. The Corporation shall not significantly reduce the scope of the Executive's duties under the Agreement, materially diminish the Executive's title, significantly reduce the total potential compensation under the Agreement, including, without limitation, fringe benefits and payments at death, or require the Executive to relocate to a location where the Corporation currently does not have, or is


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not currently discussing or contemplating building or placing a facility (each such event a "Reduction Event"). The Executive at any time during the six (6) month period following a Reduction Event may voluntarily terminate his employment and receive the payments and benefits described in paragraph (c) below.

                       (b) MATERIAL BREACH BY THE CORPORATION. If there is a material breach by the Corporation of this Agreement which the Corporation fails to cure within 30 days after its receipt of written notice thereof, the Executive at anytime during the six (6) month period following the end of such 30-day period may voluntarily terminate his employment and receive the payments and benefits described in paragraph (c) below.

                       (c) BENEFITS. If the Executive terminates his employment under this Section, the Corporation shall provide the Executive with the following payments and benefits:

                            (1) SALARY. A lump sum payment, within thirty (30)
days of such termination, in an amount equal to the greater of (i) $285,000 or
(ii) the Executive's annual base salary in effect under Section 3.1 on the date of his termination.

                            (2) ANNUAL BONUS. The annual bonus payable pursuant
to Section 3.2 shall be calculated at the end of the year in which the Reduction Event occurs, and a fraction of such bonus shall be payable to the Executive. For purposes of this subparagraph, the fraction shall be determined using a numerator equal to the number of days that elapse from, and including, January 1 of the year in which the Reduction Event occurs until, and including, the day of such Reduction Event, and a denominator equal to 365. No annual bonus shall be payable to the Executive for any year commencing after a Reduction Event.


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                            (3) OPTIONS/CORPORATION STOCK. With respect to any
and all capital stock of the Corporation owned or previously owned by the Executive or his assignee, and any and all stock options granted to the Executive, the Corporation and the Executive shall have the same rights and obligations as described in Section 6.1 (c).

                  6.3      CHANGE IN CONTROL.
                           -----------------

                         (a) IN GENERAL. If the Executive's employment is
terminated (except for a termination for cause under Section 6.4) within six (6) months prior to or twelve (12) months following a Change in Control, the Corporation shall provide the Executive with the following payments and benefits;

                            (1) SALARY. A lump sum payment, within thirty (30)
days of such termination, in an amount equal to the Executive's annual base salary in effect under Section 3.1 on the date of such termination.

                            (2) ANNUAL BONUS. An annual bonus for the calendar
year in which termination occurs in an amount equal to 75% of the Executive's base salary in effect at the time of termination, payable without regard to the actual performance of the Corporation for that year, and payable following the end of such year at the time it would normally be paid.

                            (3) CORPORATION STOCK. The Executive shall be fully
vested in any and all performance stock options (provided that Super Performance options shall continue to be outstanding pursuant to their terms) granted to the Executive. The Executive shall have the right to exercise all unexercised options, including those options vested in connection with such termination, for a period of not less than twelve (12) months commencing on the date of the Executive's termination under this Section.


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                  If the termination under this Section occurs prior to a
Qualified IPO, the Executive, for a period of twelve months following the date of termination, shall have the right, but not the obligation, to require the Corporation to purchase, for cash payable at the time of the sale, (i) all shares of capital stock of the Corporation owned or previously owned by the Executive or his assignee, and (ii) any and all stock options granted to the Executive with respect to all of which he is vested at the time of his termination (including without limitation those options vested in connection with the termination), at the Fair Market Value for such shares and options, provided, that all performance options (but not Super Performance options) shall be vested upon the Executive's termination under this Section.

                         (b) DEFINITION. For purposes of this Agreement, the
term "Change in Control" shall mean any of the following events:

                            (i) All or substantially all of the assets of the Corporation are sold as an entirety to any person or entity or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act (a "Group")) other than a Group including WGL Holdings, Inc. or its affiliates or related parties,

                            (ii) The stockholders of the Corporation approve a plan of liquidation or dissolution (other than in connection with a merger between or among the affiliates of the Corporation); or

                            (iii) Any person, entity or Group (other than WGL Holdings, Inc., its affiliates or their related parties) becomes directly or indirectly, the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act (in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or otherwise) of


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          more than the greater of (1) 40 percent of the total voting power entitled to vote in the election of directors of the Corporation (or such other persons surviving the transaction) and (2) the total voting power entitled to vote in the election of directors of the Corporation beneficially owned by WGTL Holdings, Inc., its affiliates or their related parties.

                  6.4      TERMINATION FOR CAUSE.
                           ---------------------

                         (a) IN GENERAL. The Corporation may terminate the
Executive's employment in the event that the Executive shall do or cause to be done any act which constitutes "cause" (as hereinafter defined) for termination. For purposes of this Agreement, "cause" shall be deemed to mean a material breach by the Executive of this Agreement, gross negligence or willful misconduct in the performance of his duties, dishonesty to the Corporation, or the commission of a felony that results in a conviction in a court of law.

                         (b) OBLIGATIONS. Should the Executive's employment be
terminated by the Corporation for cause, (1) the Corporation shall pay the Executive his base salary and other compensation under Article 3 of this Agreement which has accrued as of the date of such termination (excluding any annual bonus payable pursuant to such Article 3), (2) any and all stock options granted to the Executive in which he is not yet vested on the date of such termination shall be forfeited and canceled, and (3) for a period of twelve (12) months after such termination, the Corporation shall have the right, but not the obligation, to purchase from the Executive (A) all shares of capital stock owned or previously owned by the Executive or his assignee (except to the extent such shares of capital stock were sold in the public market following a Qualified
IPO), and (B) any and all stock options with respect to which the Executive is vested on the date of such termination, and in such a purchase, the Corporation shall purchase all such shares and options at a price equal to the lesser of cost


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                                      -17-

thereof to the Executive or the Fair Market Value for such shares and options (less the principal amount of any notes due to the Corporation from the Executive, which notes shall be canceled to the extent that such notes are less than or equal to such purchase price; any excess shall continue in full force and effect). The purchase price shall be paid by the Corporation by delivery of a promissory note, subordinated to all debt of the Corporation, bearing interest at 7% per annum (which interest may be payable by delivery of notes of like tenor in principal amount equal to the interest then due) with a maturity one year beyond the maturity of the Corporation's subordinated debt at Closing of the Acquisition.

                  6.5 TERMINATION WITHOUT GOOD REASON.
                      -------------------------------

                         (a) IN GENERAL. The Executive shall be entitled to
terminate his employment without good reason at any time. For purposes of this Section, an election by the Executive under Section 1.3 not to extends this Agreement beyond the earlier of (i) the date of a Qualified IPO or (ii) June 30, 2002, shall be treated as a termination without good reason under this Section.

                         (b) OBLIGATIONS. If the Executive's employment
terminates under this Section (1) no additional compensation after the date of such termination and no annual bonus shall be payable by the Corporation to the Executive, (2) any and all stock options in which the Executive is not vested on the date of such termination shall be forfeited and canceled, and (3) if the termination occurs prior to the earlier of (i) a Qualified IPO, or (ii) June 30, 2002, the Corporation shall, for a period of twelve (12) months after the termination have the right, but not the obligation, to purchase from the Executive (i) all shares of capital stock of the Corporation owned or previously owned by the Executive or his assignee, and (ii) any and all stock options in which the Executive is vested on the date of such termination, and in such a purchase the Corporation shall purchase all such shares and options at a price equal to the lesser of cost thereof to the Executive or the Fair Market


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                                      -18-

Value for such shares and options. The Corporation shall pay the purchase price in the form of three (3) equal annual installments on the first, second and third anniversaries of the Executive's termination.

                  6.6      OPTIONS/CORPORATION STOCK.
                           -------------------------

                         (a) FAIR MARKET VALUE. For purposes of this Agreement,
and notwithstanding any provisions to the contrary in any shareholder or stock option agreement between the Executive and the Corporation, the "Fair Market Value" of the capital stock of the Corporation, or of any stock options granted to the Executive, shall mean the value of such stock or options determined by a certified independent appraiser selected by the Executive and the Corporation. With respect to any independent appraisal of the Corporation's stock under this Agreement, in all cases where an independent appraiser is not mutually agreed upon, each of the parties will select a certified appraiser and those two appraisers will select a third certified appraiser, whose appraisal shall be binding on the parties.

                         (b) PURCHASE RIGHTS. For purposes of the capital stock
and stock option purchase rights set forth in Sections 5.1(c), 6.1(c), 6.2(c)(3), 6.3(a)(3), 6.4(b)(3) and 6.5(b)(3):

                            (1) capital stock and stock options shall include
only such stock and stock options acquired by the Executive in connection with his employment by the Corporation;

                            (2) the right of the Corporation to purchase, and
the right of the Executive to require the Corporation, to purchase capital stock of the Corporation owned or previously owned by the Executive, shall apply to shares of capital stock of the Corporation and WGL Holdings, Inc. acquired by the Executive pursuant to the terms of the equity plan set forth in Exhibit A;

                            (3) the right of the Corporation to purchase, and
the right of the Executive to require the Corporation, to purchase any and all stock options granted to the Executive, shall apply equally to options to purchase either the capital stock of the Corporation or capital stock of WGL Holdings, Inc.; and

                            (4) WGL Holdings, Inc. shall have the right to
exercise the purchase rights or obligations, as the case may be, on behalf of the Corporation.

                         (c) EXERCISE OF OPTIONS. With respect to any
unexercised options that are not cancelled upon termination of the Executive's employment, including those options vested in connection with the termination, the Executive shall have the right to exercise all unexercised options for a period of not less than twelve (12) months commencing on the date of the Executive's termination.

                         (d) QUALIFIED IPO. For purposes of the Agreement, the
term "Qualified IPO" means a consummated initial public offering of common shares of the Corporation or WGL Holdings, Inc. which is underwritten on a firm commitment basis by a nationally-recognized investment banking firm.

                         (e) INCONSISTENT TERMS. To the extent that the terms of
this Agreement are specifically inconsistent with any provisions in any shareholder or stock option agreement between the Executive and the Corporation and WGL Holdings, Inc., the terms of this Agreement shall supersede the terms of any such shareholder or stock option agreement.

                  7. CONFIDENTIALITY.
                     ---------------

                  The Executive shall not, except as required in the performance of his duties under this Agreement, divulge to any person, at any time during or after the term of his employment with the Corporation, any trade secret of the Corporation, any privileged or confidential information gained as a result of his employment with the Corporation, or any document, writing or other tangible item containing or relating to any such trade secret or privileged or confidential information.

                  8.       NON-COMPETITION.
                           ---------------

                  8.1 During the term of this Agreement and for a period of twenty-four (24) months after (a) the termination of the Agreement or (b) the end of the last pay period in respect of which the Executive receives any compensation or other annual bonus pursuant to the Agreement (except that if the Executive is terminated by the Corporation without cause, the provisions of this Article 8 shall be inapplicable), the Executive agrees that he shall not directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant or shareholder of any person (except for a ten percent (10%) interest or less in any publicly traded corporation) or a member of any firm or otherwise, anywhere in the sales territory of the Corporation engage or attempt to engage in any business activity which is the same as, substantially similar to or directly competitive with the business of the Corporation as conducted by it during the term of this Agreement, or substantially similar to or directly competitive with the related business activities of the 10 largest customers of the Corporation, ranked by gross sales, at the time of the termination of the Agreement.

                  8.2 During the term of this Agreement and for a period of one year from the date of termination of this Agreement for any reason, the Executive agrees that he shall not, directly or indirectly, for his own account or as agent, employee, officer, director, trustee, consultant or shareholder of any person, or member of any firm or otherwise, employ or solicit the employment of any person employed by the Corporation within twenty-four (24) months prior to the date of the Executive's termination.

                  9.       RIGHTS TO DISCOVERIES.
                           ---------------------

                  The Executive agrees that all ideas, inventions (whether patentable or unpatentable), trademarks and other developments or improvements conceived, developed or acquired by the Executive, whether or not during working hours, at the premises of the Corporation or elsewhere, alone or with others, that are within the scope of the Corporation's business operations or that relate to any work or projects of the Corporation, shall be the sole and exclusive property of the Corporation. The Executive agrees to disclose promptly and fully to the Corporation all such ideas, inventions, trademarks or other developments and, at the request of the Corporation, the Executive shall submit to the Corporation a full written report thereof regardless of whether the request for written report is made after the termination of this Agreement. The Executive agrees that during the term of this Agreement and thereafter, upon the request of the Corporation and at its expense, he shall execute and deliver any and all applications, assignments and other instruments which the Corporation shall deem necessary or advisable to transfer to and vest in the Corporation the Executive's entire right, title and interest in and to all such ideas, inventions, trademarks or other developments and to permit and enable the Corporation to apply for and obtain patents or copyright or trademark registrations for any such patentable or copyrightable or trademarkable ideas, inventions, trademarks and other developments, throughout the world. To the extent applicable law provides that any such idea, invention, trademark or other development belongs to the Executive rather than the Corporation, the Executive hereby grants to the Corporation a royalty-free, non-exclusive, worldwide perpetual license to use such idea, invention, trademark or other development for no added consideration other than that which is given in connection with this Agreement.

                  10.      DOCUMENTS.
                           ---------

                  In addition to the obligations under Articles 7, 8 and 9, the Executive shall execute any documents relating to the subject of those Articles as required generally by the Corporation of its executive officers and such documents already executed or executed after the effective date of this Agreement shall thereby become part of this Agreement. In the case of any inconsistency between such documents and this Agreement, the broader provisions shall prevail.

                  11.      NOTICES.
                           -------

                  All notices and other communications given pursuant to this Agreement shall be in writing and shall be deemed given only when (a) delivered by hand, (b) transmitted by telex, telecopier or other form of electronic transmission (provided that a copy is sent at approximately the same time by first class mail), or (c) received by the addressee, if sent by registered or certified mail, return receipt requested, or by Express Mail, Federal Express or other overnight delivery service, to the appropriate party at the address given below for such party (or to such other address designated by the party in writing and delivered to the other party pursuant to this Article 11.

                  If to the Corporation:    Corporate Secretary
                                            Wilson Greatbatch Ltd.
                                            10,000 Wehrle Drive
                                            Clarence, New York 14031
                                            Telecopier:
                                            Attention:

                  With a copy to:           David Wittels
                                            Telecopier:
                                            Attention:

                  If to the Executive:      Edward F. Voboril

                                            33 Four Winds Way
                                            Snyder, New York 14226
                                            Telecopier:

                  With a copy to:           _____________________________
                                            _____________________________
                                            _____________________________
                                            Telecopier:

                  12.      EQUITABLE RELIEF.
                           ----------------

                  The Executive acknowledges that the Corporation will suffer damages incapable of ascertainment in the event that any of the provisions of Article 7, 8, 9 or 10 hereof are breached and that the Corporation will be irreparably damaged in the event that the provisions of Articles 7, 8, 9 and 10 are not enforced. Therefore, should any dispute arise with respect to the breach or threatened breach of Articles 7, 8, 9 or 10 of this Agreement, the Executive agrees and consents that in addition to any and all other remedies available to the Corporation, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of Articles 7, 8, 9 or 10 of this Agreement. The Executive agrees not to urge in any such action that an adequate remedy exists at law. The Executive consents to jurisdiction in New York and venue in Erie County for purposes of all claims arising under this Agreement.

                  13.      TERM OF AGREEMENT.
                           -----------------

                  For the limited purpose of making payments hereunder, and not, for example, for purposes of extending the periods referenced in Article 8, this Agreement shall not terminate until all payments hereunder have been made.

                  14.      MISCELLANEOUS.
                           -------------

                  This Agreement shall be governed by the internal domestic laws of the State of New York without reference to conflict of laws principles. This Agreement shall be binding upon and inure to the benefit of the legal representatives, successors and assigns of the parties hereto (provided, however, that the Executive shall not have the right to assign this Agreement in view of its personal nature). All headings and subheadings are for convenience only and are not of substantive effect. Except as otherwise specifically provided for herein, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, understandings and writings (or any part thereof) whether oral or written between the parties hereto relating to the subject matter hereof. Except as specifically referenced herein, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement. No provision of this Agreement may be waived, modified or amended, orally or by any course of conduct, unless such waiver, modification or amendment is set forth in a written agreement duly executed by both of the parties hereto. If any article, section, portion, subsection or subportion of this Agreement shall be determined to be unenforceable or invalid, then such article, section, portion, subsection or subportion shall be modified in the letter and spirit of this Agreement to the extent permitted by applicable law so as to be rendered valid and any such determination shall not affect the remainder of this Agreement, which shall be and remain binding and effective as against all parties hereto.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

Dated: July 9, 1997                          /s/ Edward F. Voboril
                                             -----------------------------------
                                             Edward F. Voboril

                                             WILSON GREATBATCH LTD. by its
                                             shareholder as of the Acquisition


                                             WGL HOLDINGS, INC.

Dated:   July 9, 1997                        /s/ David Wittels
                                             -----------------------------------
                                             Title

STATE OF NEW YORK   )
                    : SS.
COUNTY OF NEW YORK  )

                  On this 9th day of July, 1997, before me personally came Edward F. Voboril, to me known and known to me to be the same person described in and who executed the foregoing instrument, and he duly acknowledged that he executed the same.

                                               /S/ FRANCES MADRID
                                               ---------------------------------
                                               FRANCES G. MADRID
                                               Notary Public, State of New York
                                               No. 01MA5076163
                                               Qualified in New York County
                                               Commission Expires 1999


STATE OF NEW YORK  )
                   : SS.
COUNTY OF NEW YORK )

                  On this 9th day of July, before me personally came David Wittels, to me personally known who, being by me duly sworn, did depose and say that he resides at No. 254 E 68th Street in the City of New York, State of New York; that he is the President of WGL HOLDINGS, INC., the shareholder as of the Acquisition of Wilson Greatbatch Ltd., the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the Board of Directors of said corporation.

                                               /S/ FRANCES MADRID
                                               --------------------------------
                                               FRANCES G. MADRID
                                               Notary Public, State of New York
                                               No. 01MA5076163
                                               Qualified in New York County
                                               Commission Expires 1999